ImmuCell Announces Product Sales Growth and Profit

PORTLAND, ME -- (Marketwire - May 14, 2012) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month period ended March 31, 2012.

During the three-month period ended March 31, 2012, product sales increased by 10%, or $161,000, to $1,717,000 in comparison to the same period in 2011. During the twelve-month period ended March 31, 2012, product sales increased by 14%, or $642,000, to $5,273,000 in comparison to the same period in 2011.

"A 13% increase in sales of our lead product, First Defense®, during the first three months of 2012 over the same period in 2011, demonstrates a solid return on our increased investment in sales and marketing," commented Michael F. Brigham, President and CEO. "Based primarily on increased gross margin from sales of First Defense® and the anticipated reduction in product development expenditures, we returned to profitable operations for the first time since the first quarter of 2008."

Income before income taxes was $271,000 during the three-month period ended March 31, 2012, in contrast to a loss before income taxes of ($31,000) during the same period in 2011. Net income was $155,000, or $0.05 per share, during the three-month period ended March 31, 2012, in contrast to a net loss of ($23,000), or ($0.01) per share, during the same period in 2011.

Cash, cash equivalents and short-term investments increased by 2%, or $95,000, to $5,054,000 at March 31, 2012 as compared to $4,960,000 at December 31, 2011. Stockholders' equity increased by 3%, or $227,000, to $9,247,000 at March 31, 2012 as compared to $9,020,000 at December 31, 2011. The Company had 3,019,000 shares of common stock outstanding as of March 31, 2012.

                                                            (Unaudited)
                                                        Three-Month Periods
                                                          Ended March 31,
                                                       --------------------
(In thousands, except per share amounts)                  2012       2011
                                                       ---------  ---------

Product sales                                          $   1,717  $   1,556
Costs of goods sold                                          705        687
                                                       ---------  ---------
  Gross margin                                             1,012        869

Product development expenses                                 248        472
Sales, marketing and administrative expenses                 483        414
                                                       ---------  ---------
  Other operating expenses                                   731        886
                                                       ---------  ---------

NET OPERATING INCOME (LOSS)                                  281        (17)

Other (expenses) revenues, net                               (10)       (14)
                                                       ---------  ---------

INCOME (LOSS) BEFORE INCOME TAXES                            271        (31)

Income tax expense (benefit)                                 116         (8)
                                                       ---------  ---------

NET INCOME (LOSS)                                      $     155  $     (23)
                                                       =========  =========

Weighted average common shares outstanding:
  Basic                                                    3,016      2,974
  Diluted                                                  3,103      2,974

NET INCOME (LOSS) PER SHARE:
  Basic                                                $    0.05  $   (0.01)
  Diluted                                              $    0.05  $   (0.01)

                                               (Unaudited)
                                               At March 31,  At December 31,
(In thousands)                                     2012            2011
                                             --------------- ---------------

Cash, cash equivalents and short-term
 investments                                 $         5,054 $         4,960
Total assets                                          11,171          10,991
Net working capital                                    6,780           6,516
Stockholders' equity                         $         9,247 $         9,020

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106